Exhibit (j)(2)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2011, relating to the financial statements and financial highlights which appears in the October 31, 2011 Annual Report to the Board of Trustees and Shareholders of the Large-Cap Growth Index Fund, Large-Cap Value Index Fund, Equity Index Fund, S&P 500 Index Fund, Small-Cap Blend Index Fund, International Equity Index Fund and Emerging Markets Equity Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA

February 23, 2012